Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel W. Maudlin
Vice President - Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. ANNOUNCES ELECTION OF NEW MEMBER OF

BOARD OF DIRECTORS

KOKOMO, IN, July 5, 2017 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys (the “Company”), announced today that, effective as of July 1, 2017, the Board of Directors of the Company voted to elect Dawne S. Hickton as a new member of the Board of Directors.

Ms. Hickton is President and Founding Partner of Cumberland Highstreet Partners, Inc., a specialty metals consulting firm. She previously served as Vice Chairman, President and Chief Executive Officer of RTI International Metals, Inc. from 2007 until its sale to Alcoa Corporation in 2015.  She is also a member of the board of the Federal Reserve Bank of Cleveland, the University of Pittsburgh board of trustees, the board of the International Titanium Association, where she founded Women in Titanium, and the board of the Smithsonian National Air & Space Museum.  “Dawne’s leadership experience in specialty metals as well as her knowledge of our key markets will be a great benefit to Haynes, and we are excited to have her joining us,” said Michael L. Shor, Chairman of the Board of Directors of the Company.  Ms. Hickton is also a member of the boards of directors of Jacobs Engineering Group (NYSE: JEC), Triumph Group, Inc. (NYSE: TGI) and Norsk Titanium AS.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, nickel- and cobalt-based high-performance alloys, primarily for use in the aerospace, chemical processing and land-based gas turbine industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.